Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Pelican Financial, Inc of our Report of Independent auditors dated February 21, 2002, relating to the consolidated balance sheets of Pelican Financial, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income shareholder's equity and cash flows for each of the three years in the period ended December 31, 2001, which report appears in the Pelican Financial, Inc. annual report on Form 10-k for the year ended December 31, 2001.

Crowe, Chizek and Company LLP

Grand Rapids, Michigan

March 25, 2002